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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For further information contact:

John R. Bailey                                           Russell J. Iorio
Senior Vice President and                                Director of Investor
Chief Financial Officer                                  Communications
(972) 633-4037                                           (972) 633-4042


             HEARTLAND'S RESULTS TO BE BELOW EXPECTATIONS FOR THE
                     FOURTH QUARTER ENDED DECEMBER 31, 1996

      HEARTLAND NAMES NEW INTERIM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dallas, Texas - February 28, 1997 - Heartland Wireless Communications, Inc. (Nasdaq NMS -- HART), America's largest wireless cable television company, today announced that it anticipates that consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 1996 will be less than last quarter's results and below current analysts' expectations. Based on preliminary results, Heartland expects that EBITDA for the fourth quarter will be negative. Heartland expects to release results for the fourth quarter and year ended December 31, 1996 within approximately three weeks. In conjunction with the release, management will hold a conference call to discuss the fourth quarter and year-end results. Additional information regarding the release date and conference call will be provided in the near future.

Separately, Heartland today announced that L. Allen Wheeler resigned as interim President and Chief Executive Officer. Mr. Wheeler will remain a director of the Company. John A. Fanning, formerly an operational consultant to the Company, has been named interim President and Chief Executive Officer and has been appointed to Heartland's Board of Directors. Mr. Fanning has extensive top-level operational management experience in public companies, having served as Chief Executive Officer of the Western Company and Chief Operating Officer of Snyder Oil Corporation.

Mr. Fanning commented on the events by stating, "In an effort to improve cash flow and profitability, we are taking steps to control expenses and are currently reviewing and evaluating every aspect of our business."

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Heartland Wireless Communications, Inc. is America's largest wireless cable television company. Pro-forma for previously disclosed acquisitions and divestitures, Heartland currently holds wireless cable channel rights in 95 small to mid-size markets located in the central United States, representing approximately 10.3 million households, approximately 9.2 million of which can be served by line-of-sight transmissions. Furthermore, Heartland estimates that within these markets approximately 3.7 million households are currently unpassed by traditional hard-wire cable systems.

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